UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

February 20, 2020 (February 13, 2020)

ASSERTIO THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

001-13111

(Commission File Number)

Delaware	94-3229046
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation)

100 S. Saunders Road, Suite 300, Lake Forest, IL 60045

(Address of principal executive offices, with zip code)

(224) 419-7106

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol(s):	Name of each exchange on which registered:
Common Stock, $0.0001 par value	ASRT	The Nasdaq Stock Market LLC

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02	Termination of a Material Definitive Agreement

The information set forth under Item 2.01 of this Current Report on Form 8-K regarding the termination of the Commercialization Agreement and the Deerfield Note Purchase Agreement is incorporated herein by reference.

Item 2.01	Completion of Acquisition or Disposition of Assets

On February 13, 2020, Assertio Therapeutics, Inc. (the “Company”), consummated the transaction (the “Transaction”) contemplated by the previously announced Asset Purchase Agreement dated February 6, 2020 (the “Asset Purchase Agreement”) with Collegium Pharmaceutical, Inc. (“Collegium”). Pursuant to the Asset Purchase Agreement, the Company divested its remaining rights, title and interest in and to the NUCYNTA® franchise of products (the “Products”) to Collegium. Under the terms of the Asset Purchase Agreement, Collegium paid the Company at closing (the “Closing”) $375.0 million in cash, less royalties paid to the Company by Collegium between January 1, 2020 and February 11, 2020. Collegium also paid the Company for certain inventory and equipment relating to the Products.

Pursuant to the terms of the Asset Purchase Agreement, Collegium also assumed certain contracts, liabilities and obligations of the Company relating to the Products, including those related to manufacturing and supply, post-market commitments and clinical development costs.

From January 9, 2018 (i) through the closing date, Collegium was responsible for the commercialization of the Products in the United States, including sales and marketing, and (ii) through February 11, 2020, the Company received royalties on all of Collegium’s Product revenues based on certain net sales thresholds, in accordance with the commercialization agreement by and among the Company, Collegium and Collegium NF, LLC, dated as of December 4, 2017 (as amended, the “Commercialization Agreement”). The Commercialization Agreement was terminated at Closing with certain specified provisions of the Commercialization Agreement surviving in accordance with the terms of the Asset Purchase Agreement.

On February 13, 2020, the Company also repaid in full all outstanding indebtedness, and terminated all commitments and obligations, under its Note Purchase Agreement, dated as of March 12, 2015 (as amended, the “Deerfield Note Purchase Agreement”), by and among the Company, the noteholders party thereto and Deerfield Private Design Fund III, L.P., as collateral agent. The Company’s payments to the noteholders under the Deerfield Note Purchase Agreement were approximately $110.9 million, including $3.1 million and $4.4 million of prepayment premiums and exit fees, respectively. In connection with the termination of the Deerfield Note Purchase Agreement, the Company was released from all security interests, liens and encumbrances under the Deerfield Note Purchase Agreement.

The foregoing description of the Transaction contained in this Item 2.01 does not purport to be complete and is qualified in its entirety by reference to the Asset Purchase Agreement, a copy of which is attached as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01	Other Events

On February 19, 2020, the Company announced it has entered into separate, privately negotiated purchase agreements (the “Purchase Agreements”) with a limited number of holders of the Company’s currently outstanding 2.50% Convertible Senior Notes due 2021 and 5.00% Convertible Senior Notes due 2024 (the “Purchased Notes”). Pursuant to the Purchase Agreements, the Company repurchased approximately $188 million aggregate principal amount of Purchased Notes for a cash payment plus accrued but unpaid interest on the Purchased Notes.

This Current Report on Form 8-K contains certain forward-looking statements within the meaning of the federal securities laws that involve material risks, assumptions and uncertainties. Many possible events or factors could affect our future results and performance, such that our actual results and performance may differ materially from those that may be described or implied in the forward-looking statements. As such, no forward-looking statement can be guaranteed. The factors that could cause actual results to differ from what is described herein, include any failure of the purchase transactions to close due to failure of conditions to closing, financial market conditions or otherwise. The Company is subject to additional risks and uncertainties described in the Company’s annual report on Form 10-K and subsequent quarterly reports on Form 10-Q. You are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis and expectations only as of the date of this Form 8-K. Except as required by law, we undertake no obligation to publicly release the results of any revision or update of these forward-looking statements, whether as a result of new information, future events or otherwise.

Item 9.01	Financial Statements and Exhibits

(b) Pro Forma Financial Information

Attached as Exhibit 99.1 hereto and incorporated by reference is the unaudited pro forma financial information of the Company giving effect to the Transaction.

(d) Exhibits

Exhibit Number	Description
2.1	Asset Purchase Agreement, dated February 6, 2020, by and between Assertio Therapeutics Inc. and Collegium Pharmaceutical, Inc.
99.1	Unaudited Pro Forma Financial Information of the Company

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASSERTIO THERAPEUTICS, INC.

Date: February 20, 2020	By:	/s/ Daniel A. Peisert
Daniel A. Peisert
Senior Vice President and Chief Financial Officer